Exhibit 10.19

PROMISSORY NOTE

$218,000.00	November 21, 2012

FOR VALUE RECEIVED, BioSig Technologies, Inc., a Delaware corporation (“Maker”), promises to pay Kenneth Londoner (“Payee”) in lawful money of the United States of America, the aggregate principal sum of Two Hundred Eighteen Thousand Dollars and no cents ($218,000.00) on the nine (9) year anniversary of the date hereof, or such earlier date as this Note is permitted to be repaid as provided hereunder (the “Payment Date”), and to pay interest to the Payee on the then outstanding principal amount of this Note in accordance with the provisions hereof.

1.           Interest. Maker shall pay interest to Payee on the then outstanding principal amount of this Note, payable annually, in arrears, on each anniversary of the date hereof (each, an “Anniversary Date”) and on the Payment Date. The interest rate for the first year of the Note shall be at the short-term “applicable federal rate” within the meaning of Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Applicable Federal Rate”), on the date hereof and shall be subsequently adjusted on each Anniversary Date to be equal to the Applicable Federal Rate on such Anniversary Date. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

2.           Manner of Payment.  The payment of principal and interest on this Note shall be paid by Maker to Payee by wire transfer of immediately available funds to an account or accounts designated by Payee in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of New York.

3.           Prepayment.  Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

4.           Severability.  If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect.  Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.           Governing Law.  This Note will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

6.           Parties in Interest.  This Note shall bind Maker and its successors and assigns. This Note shall not be assigned, pledged or transferred by Maker without the express prior written consent of Payee, except by will or, in default thereof, by operation of law.

7.           Expenses; Attorneys’ Fees.  If action is instituted to enforce or collect this Note, Maker promises to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Payee in connection with such action.

8.           Section Headings; Construction.  The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.

BIOSIG TECHNOLOGIES, INC.

By:    /s/ Budimir S. Drakulic
     Budimir Drakulic, Chief Technology Officer